Exhibit 99.1

NEWS RELEASE

Contact:
Arthur Nguyen
Chief Financial Officer
408-982-8588 x173
anguyen@tvia.com

FOR IMMEDIATE RELEASE

TVIA REPORTS SECOND QUARTER EARNINGS

SANTA CLARA, CALIFORNIA – October 28, 2003 – Tvia, Inc. (NASDAQSmallCap: TVIA), a leading provider of display processors for the advanced television and emerging display markets, announced today financial results for the second quarter of fiscal 2004, ended September 30, 2003.

Revenue for the quarter ended September 30, 2003 was $620,000, compared to $587,000 for the quarter ended September 30, 2002. For the six months ended September 30, 2003, revenues were $1,200,000, as compared to $1,293,000 in the comparable period of fiscal 2003. Net income for the quarter ended September 30, 2003 was $7,442,000, or $0.32 per share on a diluted basis, including a pre-tax gain on the sale of Tvia’s software business unit of $9,075,000, compared to a net loss of $4,109,000, or $0.19 per share, in the quarter ended September 30, 2002. Net income for the six months ended September 30, 2003 was $5,378,000, or $0.23 per share on a diluted basis, compared to a net loss of $7,821,000, or $0.36 per share, for the comparable period of fiscal 2003.

The operating loss for the quarter ended September 30, 2003 was $1,733,000, compared to an operating loss of $4,301,000 for the quarter ended September 30, 2002. The operating loss for the six months ended September 30, 2003 was $3,891,000, compared to an operating loss of $8,259,000, in the comparable period of fiscal 2003.

As part of its ongoing commitment to streamline operations while it repositions itself as a leader in the digital television marketplace, the company also said it has met its goal of reducing its quarterly operating expenses from more than $4.0 million per quarter a year ago to less than $2.0 million this quarter, and trimming down its quarterly burn rate to $1.5 million. At the same time, Tvia has seen its component revenue grow more than 26 percent to $620,000 in the quarter ended September 30, 2003, up from $491,000 in the quarter ended June 30, 2003. Total revenue for the quarter ended June 30, 2003 also included $89,000 of consulting revenue.

As of September 30, 2003, other current assets in our balance sheet reflected a $3.1 million receivable from MediaTek, Inc. which was collected on October 1, 2003. This cash payment represented the final installment that was due from MediaTek Inc. as part of its purchase of Tvia’s software business and software-related assets. The two companies announced the transaction on June 18, 2003.

“I am pleased with the continued progress we are making, and believe these results further demonstrate our company’s effort and commitment to achieving profitability as we move into new markets of opportunities,” said Eli Porat, Tvia’s president and chief executive officer. “We have accelerated our transition into a pure display processor company focused on delivering the state-of-the-art technology for the interactive TV market and for Asia Pacific TV manufacturers creating next-generation digital LCD, HD, and progressive-scan TVs. We are excited about the opportunity to focus Tvia’s strategy entirely on developing state-of-the-art display processors that give customers the flexibility to use our display processors as a low-cost foundation for building next-generation digital TVs for nearly any market or price point. With Tvia’s products, TV manufacturers can cost-effectively meet the high-performance demands of even the most-discriminating consumers.”

Tvia’s new strategy is centered on TrueView, a new generation of digital display processors that provide unmatched price/performance and flexibility to manufacturers of advanced TV products. The TrueView 5600 provides support to mobile interactive LCD TV and Infotainment Smart LCD Displays. The TrueView 5700 provides progressive-scan display for CRT-based TVs. The TrueView IC TV5800 is being designed for use in the coming generation of LCD TVs. These processors will provide the highest-quality display at a price/performance ratio that enables manufacturers to rapidly build the most cost-effective products for a variety of customers. Samples and design kit of the 5700 will be delivered to customers in the next few weeks.

Management will host a conference call at 2 p.m. Pacific Time on October 28, 2003 to discuss Tvia’s results for the quarter ended September 30, 2003. The call can be accessed by calling (303)205-0033 or by visiting www.tvia.com. A replay of the conference call will be available by calling (303) 590-3000, access code 552717# or by visiting Tvia’s web site.

ABOUT TVIA

Tvia, Inc. is a fabless semiconductor company that designs and produces display processors for the interactive TV market, as well as a family of flexible, high-quality display processors tailored to the Asia Pacific TV manufacturers creating next-generation digital LCD, HD, and progressive-scan TVs. Tvia provides customers with the foundation for building the most cost-effective TVs on the market. More information about Tvia is available at www.tvia.com.

Information in this release that involves Tvia’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia’s focus, cost reduction efforts, Tvia’s development of new products, the features and benefits of Tvia’s products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from out current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 filed on June 24, 2003, and Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003, with the Securities and Exchange Commission (“SEC”), and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the interactive television market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.

`
TVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30,	March 31,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$4,447	$11,080
Short term investments	22,095	13,337
Restricted cash	750	—
Accounts receivable, net	187	331
Inventories	651	1,055
Other current assets	3,726	411

Total current assets	31,856	26,214
Property and equipment, net	2,529	3,209
Other assets	1,625	1,770

Total assets	$36,010	$31,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$573	$632
Accrued liabilities and other	781	1,175
Short term portion of capital leases	137	134

Total current liabilities	1,491	1,941
Long-term liabilities	186	486

Total liabilities	1,677	2,427
Total stockholders’ equity	34,333	28,766

Total liabilities and stockholders’ equity	$36,010	$31,193

TVIA, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,

	2003	2002	2003	2002

Revenues	$620	$587	$1,200	$1,293
Cost of revenues	354	477	697	933

Gross profit	266	110	503	360
Operating expenses:
Research and development	1,389	2,637	3,049	5,423
Sales, general and administrative	610	925	1,345	2,149
Amortization of deferred stock compensation	—	199	—	397
Restructuring charges	—	650	—	650

Total operating expenses	1,999	4,411	4,394	8,619

Operating loss	(1,733)	(4,301)	(3,891)	(8,259)
Interest income	100	192	194	438
Gain on sale of software business	9,075	—	9,075	—

Net income (loss)	$7,442	$(4,109)	$5,378	$(7,821)

Basic net income (loss) per share	$0.34	$(0.19)	$0.24	$(0.36)

Diluted net income (loss) per share	$0.32	$(0.19)	$0.23	$(0.36)

Shares used in the per share calculation:
Basic	22,198	21,969	22,171	21,953

Diluted	23,612	21,969	23,255	21,953